EXHIBIT 10.3

LGI HOMES, INC.

ANNUAL BONUS PLAN

ARTICLE 1

ESTABLISHMENT AND PURPOSE

1.1 Purpose. LGI Homes, Inc., a Delaware corporation (the “Company”) hereby establishes this Annual Bonus Plan (the “Plan”) as a sub-plan to the Company’s Equity Incentive Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating key executives to perform to the best of their abilities and to achieve the objectives set forth by the Compensation Committee of the Board of Directors (the “Committee”). The Plan and any payouts hereunder are intended to qualify as performance-based compensation under Section 162(m) of the Code.

1.2 Sub-Plan to the Equity Incentive Plan. In accordance with Article 4 of the Equity Incentive Plan, the Plan shall be a sub-plan thereunder and is therefore subject to all the terms of the Equity Incentive Plan.

1.3 Effective Date. The Plan was adopted by the Board on August 23, 2013, to be effective immediately prior to the effectiveness of the Company’s Form S-1 Registration Statement.

ARTICLE 2

DEFINITIONS

Except as otherwise defined under the Equity Incentive Plan, the following terms shall have the following meanings (unless the context clearly requires a different meaning):

2.1 “Actual Award” means the actual award (if any) payable to a Participant for the Performance Period. The Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.5 to reduce the award otherwise determined by the Payout Formula.

2.2 “Base Salary” means as to any Performance Period, 100% of the Participant’s salary he or she earned for the applicable Performance Period. Such Base Salary shall be determined prior to any deductions for taxes or benefits and prior to any deferrals of compensation pursuant to a Company-sponsored employee benefit plan.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Code” means the Internal Revenue Code of 1986, as amended.

2.5 “Committee” means a committee selected by the Board to administer the Plan (or a subcommittee thereof) composed of not less than two directors, each of whom is an

“outside director” (within the meaning of Section 162(m) of the Code). If a Committee member shall fail to qualify as an “outside director” when administering the Plan with respect to a Target Award, such failure shall not invalidate any such Target Award granted by the Committee if such Target Award is otherwise validly granted.

2.6 “Company” means LGI Homes, Inc., a Delaware corporation, and its successors.

2.7 “Determination Date” means as to any Performance Period, the later of (i) the first day of the Performance Period, or (ii) the latest date possible which will not jeopardize the qualification of the payment as performance-based compensation under Section 162(m) of the Code.

2.8 “Effective Date” means immediately prior to the effectiveness of the Company’s Form S-1 Registration Statement.

2.9 “Equity Incentive Plan” means the LGI Homes, Inc. 2013 Equity Incentive Plan. The Plan shall be a sub-plan to the Equity Incentive Plan.

2.10 “Maximum Award” means as to any Participant for any Performance Period, two million dollars ($2,000,000.00). The Maximum Award is the maximum amount which may be paid to a Participant for any Performance Period.

2.11 “Participant” means as to any Performance Period, an officer or other employee of the Company who has been selected by the Committee to participate in the Plan for the applicable Performance Period.

2.12 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4, in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.13 “Performance Goal” means as defined in the Equity Incentive Plan.

2.14 “Performance Period” means any calendar year beginning on or after January 1, 2013, except that for the partial year that includes the Effective Date, the Performance Period shall be the stub year.

2.15 “Plan” means this Annual Bonus Plan, a sub-plan to the Equity Incentive Plan.

2.16 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or an amount, as determined by the Committee in accordance with Section 3.3.

ARTICLE 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the employees of the Company who shall be Participants for the Performance Period. In selecting Participants, the Committee shall choose employees who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee and on a Performance Period by Performance Period basis. Accordingly, an employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected as a Participant for any subsequent Performance Period.

3.2 Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3 Determination of Target Awards. On or prior to the Determination Date, the Committee shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (i) be in writing, (ii) be based on a comparison of actual performance to the Performance Goals, (iii) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (iv) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no Participant’s Actual Award under the Plan may exceed the Maximum Award.

3.5 Determination of Actual Awards. As soon as administratively practicable after the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan: (i) the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant that would otherwise be payable under the Payout Formula; and (ii) if a Participant’s employment with the Company is terminated by the Company for a reason other than Cause prior to the date the Actual Award for the Performance Period is paid, the Committee shall reduce his or her Actual Award proportionately based on the date of termination (and subject to further reduction or elimination under clause (i) of this sentence).

ARTICLE 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in the Plan shall be construed to create a trust or security interest, or to establish or evidence any Participant’s claim of any right other than as an unfunded, unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment. Payment of each Actual Award shall be made within ten (10) days from conclusion of the audit related to the applicable Performance Period; provided, however, that payment of an Actual Award shall be made no later than March 15 of the calendar year following the calendar year in which such Actual Award vested or the risk of forfeiture lapsed. Notwithstanding the foregoing, no payment of an Actual Award shall be made prior to the Committee’s certification set forth in Section 3.5 of the Plan.

4.3 Form of Payment. Actual Awards shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in the form of a stock bonus granted under the Equity Incentive Plan or successor equity incentive plan. The number of shares granted shall be determined by dividing the cash amount of the Actual Award by the Fair Market Value of a share of Company common stock on the date that the cash payment otherwise would have been made. For this purpose, the term Fair Market Value shall be as defined in the Equity Incentive Plan or successor equity incentive plan.

4.4 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her for a Performance Period, the Actual Award shall be paid to the Participant’s beneficiary. If a Participant fails to designate a beneficiary or if each person designated as a beneficiary predeceases the Participant or dies prior to distribution of the Participant’s benefits, then the Committee shall direct the distribution of such benefits to the Participant’s estate.

ARTICLE 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan shall be administered by the Committee.

5.2 Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with the qualification of the Plan as performance-based compensation under Section 162(m) of the Code. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.

5.3 Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any non-U.S., federal, state, and local taxes. In the case of payment in the form of a stock bonus pursuant to Section 4.3, the granting and vesting of such stock bonus shall be subject to Section 19(c) (Conditions Upon Issuance of Shares – Taxes) of the Equity Incentive Plan, or such comparable provisions of any successor plan regarding the withholding of taxes.

ARTICLE 6

GENERAL PROVISIONS

6.1 Nonassignability. A Participant shall have no right to assign or transfer any interest under the Plan.

6.2 No Effect on Employment; Coordination with Employment Agreements. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Performance Period or any other period. Employment with the Company is on an at-will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time during a Performance Period, to terminate any individual’s employment without cause and without regard to the effect such termination might have upon the Participant’s receipt of an Actual Award under the Plan. In the event of any inconsistency between the terms of the Plan and the terms of any employment agreement between the Company and the Participant (whether now in effect or later adopted or amended), the terms of the Plan shall prevail; further, whether and to the extent any inconsistency exists shall be interpreted in the sole discretion of the Committee.

6.3 Section 409A of the Code. The Plan, including any future amendments thereto which do not expressly amend this Section 6.3, is designed, and shall be administered and operated, in the good faith determination of the Board or the Committee, to comply with, or be exempt from, Section 409A of the Code. Although the Company intends to administer the Plan so that it complies with the requirements of Section 409A of the Code, the Company does not warrant that any Actual Award under the Plan will in fact comply with Section 409A or qualify for favorable tax treatment under any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax, interest or penalties the Participant might owe as a result of its participation in the Plan.

6.4 Savings Clause. The Plan is intended to comply in all respects with applicable laws and regulations. In case any one or more of the provisions of the Plan shall be held invalid, illegal or unenforceable in any respect under applicable law or regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; provided, however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit the Plan to be construed in compliance with all applicable laws so as to foster the intent of the Plan.

6.5 Non-Alienation of Benefits. Except to the extent set forth herein as to the rights of the estates or beneficiaries of employees to receive payments, Actual Awards under the Plan are non-assignable and non-transferable and are not subject to anticipation, adjustment, alienation, encumbrance, garnishment, attachment or levy of any kind.

ARTICLE 7

AMENDMENT AND TERMINATION

The Board or a duly authorized committee thereof may amend or terminate the Plan at any time and for any reason.

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